Exhibit 10.3

CARGO THERAPEUTICS, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Cargo Therapeutics, Inc. (the “Company”) Amended and Restated Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2023 Incentive Award Plan (the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its common stock (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Commencing on the Effective Date, annual retainers will be paid in the following amounts to

Non-Employee Directors:

Non-Employee Director:	$40,000
Chair:	$30,000
Audit Committee Chair:	$15,000
Research and Development Committee Chair:	$15,000
Compensation Committee Chair:	$10,000
Nominating and Governance Committee Chair:	$9,000
Audit Committee Member (non-Chair):	$7,500
Research and Development Committee Member (non-Chair):	$7,500
Compensation Committee Member (non-Chair):	$5,000
Nominating and Governance Committee Member (non-Chair):	$4,500

All annual retainers are additive and will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. In the event the Effective Date does not occur on the first day of a calendar quarter, the retainer paid to each Non-Employee Director for the calendar quarter during which the Effective Date occurs will be prorated for the portion of such calendar quarter occurring on and after the Effective Date.

Equity Compensation

Initial Stock Option Grant: Each Non-Employee Director who is initially elected or appointed to serve on the Board on or after the Effective Date shall be granted an Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 50,000 shares of Common Stock (the “Initial Option”), provided, that in the event the grant date fair value of the Initial Option exceeds $800,000, the number of shares subject to the Initial Option automatically shall be reduced to the maximum number of shares that results in the Initial Option having a grant date fair value of $800,000 or less, in each case, with grant date fair value determined consistently with the Company’s financial statements.

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to 1/36th of the shares subject thereto on each monthly anniversary of the applicable date of grant such that the shares subject to the Initial Option are fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

Annual Stock Option Grant: On the date of each annual meeting of the Company’s stockholders after the Effective Date (each, an “Annual Meeting”), each Non-Employee Director who will continue to serve as a Non-Employee Director immediately following such meeting, shall be granted an Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 25,000 shares of Common Stock (the “Annual Option”), provided, that in the event the grant date fair value of the Annual Option exceeds $400,000, the number of shares subject to the Annual Option automatically shall be reduced to the maximum number of shares that results in the Annual Option having a grant date fair value of $400,000 or less, in each case, with grant date fair value determined consistently with the Company’s financial statements.

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting following the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

The per share exercise price of each Option granted to a Non-Employee Director shall equal the

Fair Market Value of a share of Common Stock on the date the Option is granted.

The term of each Option granted to a Non-Employee Director shall be ten years from the date the Option is granted, subject to earlier termination in connection with cessation of Board service.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Options as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the Options granted automatically pursuant to this

Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of

Options hereby are subject in all respects to the terms of the Plan. The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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